Exhibit 12-1


                               FORMICA CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (in millions, except ratio data)


                                    Twelve    Eleven    Twelve    Twelve     Four      Eight    Twelve    Three     Three
                                    Months    Months    Months    Months    Months    Months    Months    Months    Months
                                    Ended     Ended     Ended     Ended     Ended     Ended     Ended     Ended     Ended
                                   12/31/94  12/31/95  12/31/96  12/31/97  04/30/98  12/31/98  12/31/99  03/31/99  03/31/00
Income (Loss) from continuing
   operations before income
   taxes per statement of
   operations                         8.7      (32.3)    (22.9)   (504.6)   (14.6)     (19.5)    (43.5)     (9.5)    (16.8)

Add:
Portion of rents representative
   of the interest factor             2.5        2.6       2.5       2.6      0.8        1.8       2.4       0.6       0.6

Interest on indebtedness and
   amortization of debt expense      46.4       31.7      10.6       3.1      1.7       25.7      37.4      10.4      10.0
                                   ---------------------------------------------------------------------------------------
Income as adjusted                   57.6        2.0      (9.8)   (498.9)   (12.1)       8.0      (3.7)      1.5      (6.2)
                                   =======================================================================================

Fixed Charges:
Interest on indebtedness and
   amortization of debt expense(1)   46.4       31.7      10.6       3.1      1.7       25.7      37.4      10.4      10.0
                                   ---------------------------------------------------------------------------------------
Capitalized interest(2)                --         --       0.2       1.3       --         --        --        --        --
                                   ---------------------------------------------------------------------------------------

Rents                                 7.6        7.8       7.6       7.8      2.4        5.3       7.2       1.8       1.7

Portion of rents representative
   of the interest factor(3)          2.5        2.6       2.5       2.6      0.8        1.8       2.4       0.6       0.6
                                   ---------------------------------------------------------------------------------------
Fixed Charges (1) + (2) + (3)        48.9       34.3      13.3       7.0      2.5       27.5      39.8      11.0      10.6
                                   =======================================================================================

Ratio of earnings to fixed charges    1.2         --        --        --       --         --        --        --        --
                                   =======================================================================================
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